Exhibit 99.2

lululemon athletica inc. Announces Retirement of Chief Financial Officer John Currie

Vancouver, Canada - June 12, 2014 - lululemon athletica inc. (NASDAQ: LULU) today announced that Chief Financial Officer John Currie has notified the company of his intent to retire by the end of the fiscal year. lululemon will engage a leading executive search firm to initiate an open and comprehensive search for Mr. Currie’s replacement to allow for a smooth transition.
Laurent Potdevin, CEO, stated, "On behalf of everyone at lululemon, I want to thank John for his significant contributions to the success of lululemon since he joined the company in 2007. He played an integral role in taking lululemon public more than seven years ago and his role in shaping the direction and performance of the company since then has been vast. We look forward to working with John through the transition, and we wish him well as he takes full advantage of his retirement enjoying his new boat and getting in lots of powder days on the slopes."
Mr. Currie commented, "I am honored to have been a part of such an incredibly talented and dedicated team for the last seven years, and extremely proud of what lululemon has accomplished during that time. We are a very goal oriented company and it has long been part of my goals to expand my involvement in serving on corporate and non-profit boards and the flexibility of retirement will also allow me to take full advantage of the west coast lifestyle that I so enjoy on the water and on the slopes."
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU) is a yoga-inspired athletic apparel company that creates components for people to live long, healthy and fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc.
203-682-8200

Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224

Creating components for people to live long, healthy and fun lives